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                                   EXHIBIT 11

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                       FERRO CORPORATION AND SUBSIDIARIES

             Statement Regarding Computation of Earnings Per Share

                                                                     Nine Months Ended September  30,
                                                                     ---------------------------------
(Dollars in Thousands)                                                 1994                    1993
                                                                    -----------             -----------
Primary:

   Weighted average shares and common
      stock equivalents                                              28,976,931             29,458,729

   Net Income                                                          $ 34,922               $ 41,707

   Less Preferred Stock Dividend,
      Net of Tax                                                        (2,678)                (2,636)
                                                                        -------                -------

   Income Available to Common
      Shareholders                                                     $ 32,244               $ 39,071
                                                                       ========               ========

      Primary Earnings Per Common Share                                   $1.11                  $1.33 (A)


Fully Diluted:

    Weighted average shares and common
         stock equivalents from above                                28,976,931             29,458,729

    Adjustments (primarily assumed con-
         version of convertible preferred stock)                      2,463,903              2,516,409
                                                                      ---------              ---------

                                                                     31,440,834             31,975,138
                                                                     ==========             ==========

    Net Income                                                         $ 34,922               $ 41,707

    Additional ESOP Contribution,
         Net of Tax                                                     (1,552)                (1,866)
                                                                        -------                -------

    Adjusted Net Income                                                $ 33,370               $ 39,841
                                                                       ========               ========


Fully Diluted Earnings Per Common Share                                   $1.06                  $1.25 (A)

(A) Before cumulative effect of accounting changes. Both Primary Earnings and Fully Diluted Earnings are $0.63 and $0.61, respectively, after the cumulative effect of accounting changes.
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